Filed Pursuant to Rule 424(b)(3)

Registration No. 333-275229

PROSPECTUS SUPPLEMENT

(to Prospectus dated November 7, 2023)

Portage Biotech Inc.

481,581 Ordinary Shares underlying Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated November 7, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-275229), as amended most recently by the post-effective amendment filed on August 23, 2024, with the information contained in our current report on Form 6-K, furnished to the Securities and Exchange Commission on February 12, 2025 (the “February 12, 2025 Form 6-K”). Accordingly, we have attached the February 12, 2025 Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Ordinary Shares are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “PRTG”. On February 12, 2025, the closing sale price of our Ordinary Shares as reported on Nasdaq was $4.80.

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Investing in the securities offered in the Prospectus involves a high degree of risk. Before making any investment in these securities, you should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 9 of the Prospectus, and in the other documents that are incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state or non-U.S. regulatory body has approved or disapproved of the securities offered in the Prospectus or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is February 12, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of February 2025

Commission File Number: 001-40086

PORTAGE BIOTECH INC.
(Translation of registrant's name into English)

Clarence Thomas Building, P.O. Box 4649, Road Town, Tortola, British Virgin Islands, VG1110
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.
Form 20-F [ X ]      Form 40-F [   ]

INCORPORATION BY REFERENCE

This report on Form 6-K (including any exhibits attached hereto) shall be deemed to be incorporated by reference into the registration statement on Form S-8 (File No. 333-275842) of Portage Biotech Inc. (including any prospectuses forming a part of such registration statement) and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

On February 12, 2025, Portage Biotech Inc. (the “Company”) issued a press release announcing that it received a notification from The Nasdaq Stock Market, LLC (“Nasdaq”) indicating that Nasdaq has accepted the compliance plan from the Company and has granted the Company an extension of time to regain compliance with Nasdaq’s minimum shareholders’ equity requirement for continued listing on The Nasdaq Capital Market. A copy of the press release is filed herewith as Exhibit 99.1.

Exhibits

Exhibit Number	Description

99.1	Press Release dated February 12, 2025

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Portage Biotech Inc. (Registrant)
Date: February 12, 2025	/s/ Andrea Park
Andrea Park Chief Financial Officer

EXHIBIT 99.1

Portage Biotech Receives Extension of Time to Attain Compliance With Stock Exchange Continued Listing Requirements

DOVER, Del., Feb. 12, 2025 (GLOBE NEWSWIRE) -- Portage Biotech, Inc. (“Portage” or the “Company”) (NASDAQ: PRTG), a clinical-stage immuno-oncology company with a portfolio of innovative therapeutics, today announced that on February 11, 2025, it received notification from The Nasdaq Stock Market, LLC (“Nasdaq”) that Nasdaq has accepted Portage’s compliance plan and has granted the Company the extension to regain compliance with the continued listing standards on The Nasdaq Capital Market (the “Capital Market”) as set forth in Nasdaq Listing Rule 5550(b)(1) whereby the minimum shareholders’ equity is at least $2.5 million or meet either of the alternative continued listing standards for the Capital Market, relating to market value of listed securities of at least $35 million or net income from continued operations of at least $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.

Nasdaq will periodically review Portage’s adherence to the plan milestones. If Portage is not in compliance with the continued listing standards by June 9, 2025, or if Portage does not make progress consistent with the plan during the plan period, Nasdaq will initiate delisting proceedings as appropriate. At that time, the Company may appeal Nasdaq’s determination to a Hearings Panel.

About Portage Biotech, Inc.
Portage Biotech is a clinical-stage immuno-oncology company advancing a pipeline of novel biologics to transform the immune system’s ability to fight cancer. For more information, visit www.portagebiotech.com.

Forward-Looking Statements
All statements in this news release, other than statements of historical facts, including without limitation, statements regarding the Company’s business strategy, plans and objectives of management for future operations and those statements preceded by, followed by or that otherwise include the words “believe,” “expects,” “anticipates,” “intends,” “estimates,” “will,” “may,” “plans,” “potential,” “continues,” or similar expressions or variations on such expressions are forward-looking statements. As a result, forward-looking statements are subject to certain risks and uncertainties, including, but not limited to: the risk that the Company may not secure financing, the uncertainty of the Company’s ability to continue as a going concern, and other factors set forth in “Item 3 - Key Information-Risk Factors” in the Company’s Annual Report on Form 20-F for the year ended March 31, 2024 and “Business Environment – Risk Factors” in the Company’s Management’s Discussion and Analysis for the Three and Six Months ended September 30, 2024 filed as Exhibit 99.2 to the Company’s Form 6-K. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, undue reliance should not be placed on them as actual results may differ materially from these forward-looking statements. The forward-looking statements contained in this news release are made as of the date hereof, and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, except as required by law.

For More Information:
Portage Biotech
Alexander Pickett, Chief Executive Officer
ir@portagebiotech.com